UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               ------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):   July 31, 2003


                             LASER TECHNOLOGY, INC.
               (Exact name of Registrant as specified in charter)
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
                DELAWARE                   1-11642                              84-0970494
       (State or other jurisdiction       (Commission                         (IRS Employer
           of incorporation)              File Number)                        Identification No.)
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                7070 SOUTH TUCSON WAY, ENGLEWOOD, COLORADO 80112
               (Address of principal executive offices) (Zip Code)


Registrant's telephone number, including area code:    (303) 649-1000













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                                    FORM 8-K

Item 5.           Other Events

Laser Technology, Inc. has entered into a definitive merger agreement with LTI Acquisition Corp., a private company whose shareholders include an LSR officer, certain directors and shareholders. In connection with the transaction, Laser Technology Inc. issued the following press release.

                 LASER TECHNOLOGY, INC. AGREES TO BE ACQUIRED BY
                               SHAREHOLDER GROUP

     ENGLEWOOD, Colorado (July 31, 2003) - Laser Technology, Inc. (AMEX "LSR"), a leading designer, manufacturer and marketer of pulse laser measuring systems, today announced that it has entered into a definitive merger agreement with LTI Acquisition Corp., a private company whose shareholders include an LSR officer, certain directors and shareholders. Under the terms of the merger agreement, LTI Acquisition would acquire 100% of LSR common stock for $2.06 per share. The transaction is subject to approval by the holders of two-thirds of LSR's outstanding shares of common stock, excluding those shares owned by LTI Acquisition and its affiliates, and other customary closing conditions. It is anticipated that the transaction would close in the fourth calendar quarter of 2003.

     LSR initially received a proposal from a shareholder group headed by David Williams, former President and CEO of Laser Technology, Inc., to acquire the assets of LSR in September 2002. The shareholder group subsequently formed LTI Acquisition Corp., which made the proposal described above. In addition to Mr. Williams, LTI Acquisition's shareholders include Pamela Sevy, LSR's former CFO, current Board members Jeremy G. Dunne, H. Deworth Williams, and Edward F. Cowle, and Kama-Tech Corporation and Kama-Tech (HK) Ltd., manufacturers of sports optics equipment.

     In response to the September 2002 proposal, the Special Committee of non-participating directors was formed to examine the merits and feasibility of any acquisition proposals or other alternatives that might arise. The Committee retained independent legal counsel and Andersen, Weinroth & Co., L.P., a New York based merchant banker, to act as its financial advisor.

Subsequently, the Special Committee received indications of interest and proposals from several alternative sources. The Committee reviewed all serious proposals and, after extensive negotiations with interested parties and a lengthy due diligence process, the Committee, in conjunction with its investment advisor, Andersen, Weinroth & Co., recommended to the LSR Board that it accept the proposal from LTI Acquisition.

LSR intends to file with the SEC and mail to its shareholders a proxy statement in connection with the acquisition, which will contain important information about the merger transaction and related matters. LSR anticipates holding a special meeting of shareholders in the fourth calendar quarter of 2003 to secure shareholder approval of the merger transaction.

Forward Looking Statements

     This press release contains forward-looking statements, including the cash consideration to be paid in connection with the merger and the consummation of the merger. These statements are based on Laser Technology's management's current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein and there is no assurance that the merger will be consummated. The following factors, among others, could cause actual results to differ materially from those described herein: failure of the requisite number of LSR shareholders to approve the transaction; satisfaction of various closing conditions contained in the definitive merger agreement; litigation challenging the transaction; and other economic, business, competitive or regulatory factors affecting LSR's business generally. More detailed information about


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those factors is set forth in filings made by LSR with the SEC or will be contained in the proxy statement when it becomes available. Unless required by law, LSR undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 4, 2003                  LASER TECHNOLOGY, INC.

                                      By: /S/   ERIC A. MILLER
                                          -------------------------
                                          Eric A. Miller
                                      Chief Executive Officer, President
                                      and Director

























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